Exhibit 99.1

Vantage Drilling Company Announces Updates for Jackup Fleet

HOUSTON, TX — (Marketwire) – 6/21 /2012 — Vantage Drilling Company (“Vantage”) (NYSE AMEX: VTG) announced today that it has received two contract awards for the Sapphire Driller adding an additional well to the Sapphire Driller’s current drilling program and three wells from another customer in the Ivory Coast. The contracts will commence in continuity with the current drilling program and have an anticipated duration of approximately 215 days. The contract awards will generate an estimate $34.5 million of revenue, net of taxes.

Additionally, the Emerald Driller’s customer in Thailand has exercised their six month option, extending the current contract through the middle of 2013. The exercise of the option adds approximately $23.4 million of backlog.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.